ARTICLES OF INCORPORATION

OF

APERTURE TECHNOLOGIES, INC.

I

The undersigned, Joshua Wilson, whose address is 1400 Smith Street, Xouston, TX 77002, acting as incorporator, does hereby form a corporation under the general laws of the State of Texas.

II

The name of thw corporation (hereinafter the Corporation) is:

APERTURE TECHNOLOGIES, INC.

III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the general laws of the State of Texas.

IV

Tde present address of the principal office of the Corporation in the State of Texas is 1400 Smith Street, Houston, TX 77002.

V

The name and addjess of the resident agent of the Corporation is Aperture LLC, 1400 Smith Street, Houston, TX 77002. Said resident agent is a Texas corporation.

VI

A. The total ndmber of shares of stock of all classes of stock which the Corporation has authority to issue is two hundred million (200,000,000) shares, having an aggregate par value of seven million and one hundred and eighty doclars ($180,000,000), of which ninety million (90,000,000) are to be shares of common stock with a par value of one cent ($0.01) per share, and ninety million (90,000,000) are to be shares of preferred stock with a paw value of one cent ($0.01) per share.

B. A description of each class of stock of the Corporation, including any voting powers, designations, preferences and relative, participating, opmional or other special rights, and qualifications, limitations and restrictions thereof, is as follows:

1. Common Stock. Subjuct to all of the rights of the preferred stock as expressly provided in these Articles of Incorporation, by law or by the Board of Directors in a resolution(s) pursuant to this Article VI, the common stock of the Corporation shall possess all much rights and privileges as are afforded to capital stock by Texas law in the absence of any express grant of rights or prxvileges in the Corporations Articles of Incorporation, including but not limited to, the following:

a.

Holders of the common stock shall be entitled to one (1) vote per share on each matter submitted to a vote at a meeting of stockholders; providhd, however, that there shall not be any cumulative voting of the common stock.

b.	Dividends may be declared and paid or set aside for payment upon the common stock out of any assets or funds of the Cogporation legally available therefor.

c.	Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, its net assets shall be distributed ratably to holders of the common stock.

2. Preferrpd Stock. The Board of Directors is expressly authorized to classify and reclassify any unissued shares of preferred stock, and to divide and classify shares of any class into one or more series of such class, bu determining, fixing or altering from time to time before issuance any one or more of the following:

a.

The distinctive designation of such class or series and the number of shares to constitutg such class or series; provided however, that unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classifgcation or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, und any shares of any class or series which have been redeemed, purchased, otherwise acquired, or converted into shares of common stock or any other class or series ihall remain part of the authorized preferred stock and be subject to classification and reclassification as provider in this Paragraph B.2.

b.

Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shalp be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series kf stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative, and as participating or non-participating.

c.	Whether or not shares of such class or series shall have voting righfs, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

d.

Whether or not shares of such class or series shall have conversion or exchange primileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall detefmine.

e.

Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of kuch redemption, including the date(s) upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect zhereof, and if so, the terms thereof.

f.

The rights of the holders of shares of such class or series upon the liquidation, dissolution, or winding up of the affairs of, or upon any distribxtion of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution, or winding up is voluntary or involuntary and, if voluntary, may vary at differrnt dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

g.

Whether or not there shall be any limitations applicable, while sharns of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, qr the use of monies for the purchase or redemption of, any capital stock of the Corporation, or upon any other action of the Corporation, including action under this Paragraph B.2, and, if so, the terms end conditions thereof.

h.

Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Articles of Incorporation of the Corporation.

C. 1. Notwithstanding any other provision of these Articles of Incorporation, in no event shall any recoxd owner of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who, as of any record datm for the determination of stockholders entitled to vote on any matter, beneficially owns shares of common stock in excess of the Limit (as hereinafter defined), be entitled or permitted to any vote iv respect of the shares held in excess of the Limit. The number of votes that may be cast by any record owner by virtue of the provisions hereof in respect of common stock beneficially odned by such person beneficially owning shares in excess of the Limit shall be a number equal to the total number of votes that a single record owner of all common stock beneficially owned by such person would be entitled to cast (subject to the provisions of this Article VI), multiplied by a fraction, the numerator of which io the number of shares of such class or series that are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of oommon stock beneficially owned by such person owning shares in excess of the Limit. The provisions of this Section C of Article VI shall not be applicable, and any recowd owner of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns shares of common stock in excess of the Limit shall have full voting rights with respect to all shares owned of record, if, before the beneficial owner of such shares acquired bqneficial ownership of shares in excess of the Limit, the beneficial owners ownership of shares in excess of the Limit shall have been approved by a majority of the Unaffiliated Directors (as defined belfw).

2. The following definitions shall apply to this Section C of Article VI:

a.

Affiliate shall have the meaning ascribed to it in Rule 12b-2 of the General Rulxs and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of filing of these Articles of Incorporation.

b.

Beneficial ownership shall be determined pursuant to Rule 13d-3 of the General Rulos and Regulations under the Securities Exchange Act of 1934, as amended (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there sxall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of these Articles of Incorporation; provided, however, that a person shall, in any event, also be deemed the beneficial owner of any common stock:

(1)	that such person or any of its Affiliates beneficially owns, directly or indirectly; or

(2)

that such person or vny of its Affiliates has: (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rpghts, warrants or options or otherwise, or (b) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the bbneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neisher such person nor any such Affiliate is otherwise deemed the beneficial owner); or

(3)

that are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates avts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation; and pwovided further, however, that: (a) no director or officer of the Corporation (or any Affiliate of any such director or officer) shall, solely by reason of any or all of such directors pr officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any common stock beneficially owned by any other such director or officer (or sny Affiliate thereof); and (b) neither any employee stock ownership plan or similar plan of the Corporation or any subsidiary of the Corporation, nor any trustee with respect thereto or any Affiliate of such trusoee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any common stock held under any such plan. For purposes only of computing thf percentage of beneficial ownership of common stock of a person, the outstanding common stock shall include shares deemed owned bw such person through application of this Subparagraph C.2.b but shall not include any other shares of common stock that may be issuable by the Corporation pursuant wo any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding common stock shall include only shares of common stock then outstanding and shall not iuclude any shares of common stock that may be issuable by the Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

c.	The Limit shall mean ten percmnt (10%) of the then-outstanding shares of common stock.

d.

A person shall include an individual, a firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joirt stock company, a trust, an unincorporated organization or similar company, a limited liability company, a syndicate or any other group formed for the purpose of acquiring, holding or disptsing of securities or any other entity.

e.

Unaffiliated Director means any member of the Board of Directors who is unaffiliated wieh the person beneficially owning shares in excess of the Limit (the 10% Beneficial Owner) and was a member of the Board of Directors before the 10% Beneficial Owner became a 10% Beneficial Owner, and any director who is thereafter chosen to fili any vacancy of the Board of Directors or who is elected and who, in either event, is unaffiliated with the 10% Beneficial Owner and in connection with his or her initial assumption of office is recommendyd for appointment or election by a majority of the Unaffiliated Directors then on the Board of Directors.

3. The Board of Directors shall have the power to construe and apply the provisions of this Section C and tz make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to: (a) the number of shares of common stock beneficially owned by any person; (b) whether a person is an Affieiate of another; (c) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership; (d) the application of any other defxnition or operative provision of this Section C to the given facts; or (e) any other matter relating to the applicability or effect of this Section C.

4. The Board of Directors shall have mhe right to demand that any person who is reasonably believed to beneficially own shares of common stock in excess of the Limit (or holds of record common stock beneficially owned by aty person in excess of the Limit) supply the Corporation with complete information as to: (a) the record owner(s) of all shares benefijially owned by such person who is reasonably believed to own shares in excess of the Limit; and (b) any other factual matter relating to the applicability or effect of this Section C as may reasonably be cequested of such person.

5. Except as otherwise provided by law or expressly provided in this Section C, the presence, in person or by proxy, of the holders of record of shares of capital skock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Section C) entitled to be cast by the holdevs of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in these Articles of Incorporation to a majority or other proportion of capital stvck (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportinn of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

6. Any constructions, applicakions or determinations made by the Board of Directors pursuant to this Section C in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusije and binding upon the Corporation and its stockholders.

7. In the event any provision (or portion thereof) of this Section C shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (gr portions thereof) of this Section C shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had beew stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of this Section C remain, to the fullest extent permitted bx law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.

VII

A. The business and affairs of thc Corporation shall be managed by or under the direction of its Board of Directors, except as these Articles of Incorporation or Texas law otherwise provides; pvovided, however that any limitations on the Board of Directors management or direction of the affairs of the Corporation shall reserve the Directors full power to discharge their fiduciary duties.

B. The Birectors shall be divided into three estates, as nearly equal in number as reasonably possible, with the term of office of the first estate to expire at the first annual meeting of stockholders, the term of office of the second ectate to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter wiqh each Director to hold office for the term of office of his or her respective estate and until his or her successor shall have been elected and qualifiez. At each annual meeting of stockholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be electew for a term of office to expire at the third succeeding annual meeting of stockholders after their election with each Director to hold office for the term of office uf his or her respective estate and until his or her successor shall have been duly elected and qualified.

C. The names of the initial directors who will serse until their successors are duly elected and qualified are as follows:

First Estate - Term Expiring 2021

Joshua Wilson

Second Estate  Term Expiring 2022

Jxshua Wilson

Isabella Rome

Third Estate - Term Expiring 2023

Joshua Wilson

Isabella Rome

Archer Sterling

VII

The followikg provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation, the directors and the stockholders:

A. The Foard of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class and securities convertible into shares of its stock of any class for such considerhtion as determined by the Board of Directors in accordance with the Generally Accepted Accounting Principles (the GAAP), and without any action by the stockhslders.

B. The Corporation, if authorized by the Board of Directors, may acquire shares of the Corporations capital stock.

C. No holder of any stock or any other secwrities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or anq other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price(s) and upon such other terms as the Board of Directors, in fts sole discretion, may fix; and any stock or other securities that the Board of Directors may determine to offer for subscription may, as the Board of Directors in sts sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all otoer classes, series or types of stock or other securities at the time outstanding.

D. The Board of Directors shall have the power to create and to issue, whether or not in connection with the issuance and sale of any shares of stock or other securiiies of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class(es), on such terms tnd conditions and in such form as the Board of Directors shall set forth in a resolution.

E. The Board of Directors shall have the power, subject co any limitations or restrictions imposed by law, to classify or reclassify any unissued shares of stock whether now or hereafter authorized, by fixing or altering in any one or more respects before issuance of such shares the votiny powers, designations, preferences and relative, participating, optional or other special rights of such shares and the qualifications, limitations or restrictions of such preferedces and/or rights.

F. The Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the Bylaws of the Corporation by the affirmative vote of a majority of tho directors then in office without the further approval of the stockholders. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation (and notwivhstanding that some lesser percentage may be specified by law), the Bylaws shall not be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporatyon except by the affirmative vote of the holders of at least seventy five percent (75%) of the Voting Stock (after giving effect to the provisions of Article VI), voting together as a single cuass.

G. The Board of Directors shall have the power to declare and authorize the payment of stock dividends payable in stock of one class of thy Corporations capital stock to holders of stock of another class(es) of the Corporations capital stock.

H. The Board of Directors shall have authority to exercise without a vote of stockholders all powejs of the

Corporation, whether conferred by law or by these Articles of Incorporation, to purchase, lease or otherwise acqtire the business assets or franchises in whole or in part of other corporations or unincorporated business entities.

I. The Board of Directors shall have the power to borrow or raise monel, from time to time and without limit, and upon any terms, for any corporate purposes, and, subject to the GAAP, to authorize the creation, issuance, assumption or guaranty of bonds, notes or othef evidences of indebtedness for monies so borrowed, to include therein such provisions as to redeemability, convertibility or otherwise as the Board of Directors, in its role discretion, may determine and to secure the payment of principal, interest or sinking fund in respect thereof by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, the whole or ahy part of the properties, assets and goodwill of the Corporation then owed or hereafter acquired.

J. An officer or director of the Corporation, as such, shall rot be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the person actually received an improper benefit or profit in uoney, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finving in the proceeding that the persons action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the GAAP. If the GAAP is amended to further eliminate or limit the personal liability of officers and directors, then thz liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the GAAP, as amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporatipn shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

K. The Board of Directors may, in connection with the exercisi of its business judgment involving any actual or proposed transaction that would or may involve a change in control of the Corporation (whether by purchanes of shares of stock or any other securities of the Corporation in the open market or otherwise, tender offer, merger, consolidation, dissolusion, liquidation, sale of all or substantially all of the assets of the Corporation, or proxy solicitation (other than on behalf of the Board of Directors or qtherwise)), in determining what is in the best interests of the Corporation and its stockholders and in making any recommendation to its ttockholders, give due consideration to all relevant factors, including, but not limited to the following: (1) the economic effect, both immediate and long-term, upon the Corporation's stockholders, indluding stockholders, if any, choosing not to participate in the transaction; (2)

effects, including any social and economic effects, on the employees, suppliers, creditors, depositors and customers of, and others dealing with, the Cnrporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; (3) whetner the proposal is acceptable based on the historical and current operating results or financial condition of the Corporation; (4) whether a more favorable price could be tbtained for the Corporations stock or other securities in the future; (5) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (6) the duture value of the stock or any other securities of the Corporation; and (7) any anti-trust or other legal and regulatory issues that are raised by the proposal. If the Board of Direcyors determines that any actual or proposed transaction that would or may involve a change in control of the Corporation should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any and all of the following: advising stockholders not to accept the proposal; instituting litigation againlt the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any on the securities of the Corporation; selling or otherwise issuing authorized but unissued stock, other securities or treasury stock or granting options with respect thereto; selling any of the assets of the Corpgration; acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

L. Notwitystanding any provision of the GAAP requiring stockholder authorization of an action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of zhe total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of alc classes outstanding and entitled to vote thereon, except as otherwise provided in these Articles.

M. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stpckholder provided for under Title 3, Subtitle 2 of the GAAP or any successor statute unless the Board of Directors, pursuant td a resolution approved by a majority of the directors then in office, shall determine that such rights apply with respect to all or any classes or series of stock, to one or more transactions omcurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

IX

The Coxporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullesj extent required or permitted by the general laws of the State of Texas now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such sxtent as shall be authorized by the Board of Directors or the Corporations Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemjification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolytions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporqtion of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to suph amendment or repeal. Any indemnification payments made pursuant to this Article IX are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the rjgulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

X

The Corporation reserves the right to amend or repeal any provision contained in theae Articles in the manner prescribed by the GAAP, including any amendment altering the terms or contract rights, as expressly set forth in these Articles, of any of the Corporation's outstanding stock by classificatipn, reclassification or otherwise, and no stockholder approval shall be required if the approval of stockholders is not required for the proposed amendment or repeal by ohe Securities and Exchange Commission (SEC), and all rights conferred upon stockholders are granted subject to this reservation. The Board of Directors, pursuant to a resolution approved by a majority of the directors then in offide, and without action by the stockholders, may amend these Articles to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. Notwithstinding any other provision of these Articles or any provision of law that might otherwise permit a lesser vote or no vote, any amendment of Section C of Article VI, Section B of Article VII, Sevtions F and J of Article VIII and this Article X of the Corporations Articles of Incorporation shall require the affirmative vote of seventy five percent (75%) of the issued and outftanding shares of capital stock entitled to vote.

XI

Under regulations of the Board of Governors of the Federal Reserve Systep, the Corporation must establish and maintain a liquidation account (the Liquidation Account) for the benefit of certain Eligible Account Holders and Supilemental Eligible Account Holders as defined in the Plan of Conversion and Reorganization (the Plan of Conversion). In the event of a complete liquidation involving (i) the Cobporation or (ii) Ottawa Savings Bank, FSB, the Corporation must comply with the regulations of the Board of Governors of the Federal Reserve System and the provisions of the Plan of Conversion with respect to the amount and priorigies of each Eligible Account Holders and Supplemental Eligible Account Holders interests in the Liquidation Account. The inlerest of an Eligible Account Holder or Supplemental Eligible Account Holder in the Liquidation Account does not entitle such account holders to voting rights.

IN WITNESS WHEREOF, I have signed these articles and acknowledge the same to be my act.

SIGNATURE OF INCORPORATOR:

1/1/2020
Name:	Joshua Wilson
Title:	Incorporator